Exhibit 99.1

PENSION RESTORATION PLAN
Originally Adopted - January 1, 1976
Last Amended - December 18, 1996
Restated July 17, 2006

E. I. du Pont de Nemours and Company

PENSION RESTORATION PLAN

I.                                         PURPOSE

The purpose of this Plan is to provide an employee or pensioner or his survivor or survivors eligible to receive payments pursuant to the Company’s Pension and Retirement Plan the portion of his pension or survivor benefit that would have been paid to him or his survivor or survivors under the Pension and Retirement Plan if the limitations established in paragraphs A(2)(b)(iii) relating to deferred Variable Compensation Awards, A(2)(b)(v) and D of Section IX of such Plan had not been applied, or, effective with payments made after January 1, 1996, if the limitations established in paragraphs A(2)(b)(v) and D of Section IX of such Plan had not been applied. Notwithstanding the above, an employee or the survivor(s) of an employee who retires in accordance with the Incapability Retirement provision of Section IV of the Pension and Retirement Plan will not be eligible for participation in this Plan.

II.            ADMINISTRATION

The administration of this Plan is vested in the Board of Benefits and Pensions appointed by the Company, except that the Compensation Committee shall determine the discount rate to be used in calculating the lump sum payment described in Section V. The Board may adopt such rules as it may deem necessary for the proper administration of the Plan, and its decision in all matters involving the interpretation and application of this Plan shall be final. The Board shall have the discretionary right to determine eligibility for benefits hereunder and to construe the terms and conditions of this Plan.

III.           ELIGIBILITY

An employee or pensioner who is  entitled to  pension payments, or a person entitled to survivor benefits, pursuant to the Company’s Pension and Retirement Plan, but excluding an employee or the survivor(s) of an employee who retires under the Incapability Retirement provision of Section IV of the Pension and Retirement Plan, will be eligible for payment under this Plan provided payments that would have been made  under the Pension and Retirement Plan would have been reduced by the limitations on such payments set forth in paragraphs A(2)(b)(iii) relating to deferred Variable Compensation Awards, A(2)(b)(v) and D of Section IX of such Plan, or, effective with payments made after January 1, 1996, the limitations on such payments set forth in paragraphs A(2)(b)(v) and D of Section IX of such Plan. For purposes of this Plan, the term “Company” means E. I. du Pont de Nemours and Company, any wholly owned subsidiary or part thereof and any partnership or joint venture in which E. I. du Pont de Nemours and Company is joined which adopts this Plan with the approval of the Company, or such person or persons as the Company may designate.

IV.           AMOUNT PAYABLE

The amount payable to a person eligible to receive payment under this Plan will be determined in accordance with the Rules For Lump Sum Payments, as adopted by the Board of Benefits and Pensions.

V.            PAYMENT OF BENEFITS

The amount payable under this Plan will be paid in accordance with the Rules for Lump Sum Payments, as adopted by the Board of Benefits and Pensions. All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.

VI.           RIGHT TO MODIFY

The Company reserves the right to change this Plan in its discretion by action of the Compensation Committee or its delegate or to discontinue this Plan in its discretion by action of the Board of Directors, provided, however, that the right to an amount payable to a person for any calendar year, calculated in accordance with the terms of this Plan at the time of benefit commencement, will not be reduced or eliminated by an amendment or termination of this Plan.

VII.                             NONASSIGNMENT

No assignment of the rights and interests under this Plan will be permitted or recognized under any circumstances, nor shall such rights and interests be subject to attachment or other legal processes for debt.